D.F. KING
An ASTOne Company

Dreyfus 100% U.S. Treasury Money Market Fund Level I Script

(CONFIRM RECEIPT OF PROXY MATERIAL AND SOLICIT RESPONSE)

Good (morning, afternoon, evening), my name is **(AGENT'S FULL NAME)**.
May I please speak with ***(SHAREHOLDER'S FULL NAME)***? ***(Re-Greet If Necessary)***

I am calling from D.F. King and Co. regarding your current investment with Dreyfus 100% U.S. Treasury Money Market Fund (the "Fund"). You were recently sent proxy materials along with a proxy card or voting instruction form to cast your vote at the Special Meeting of Shareholders scheduled to take place on October 1, 2015.

1. Have you received this information? ***(Pause for response)***

If "Yes" or positive response to receiving information:
If you're not able to attend the meeting, I can record your voting instructions by phone. The Fund's Board has approved the proposal and is recommending a vote "In Favor" (***proceed to #2)***.

If "No" or negative response to receiving information:
We would be happy to resend the information to you. For verification purposes, please state your mailing address. ***(If address is incorrect, go to Shareholder states a different address during confirmation. If still incorrect, go to Wrong address given by investor.)***

Would you prefer mail or e-mail? ***(Pause For Response)***

E-mail: I would be happy to e-mail you the information and, if you'd like, you can reply to the e-mail with your voting instructions and we can process your vote accordingly. You can also e-mail us back with any questions you have, or feel free to contact us at 1-877-478-5047 Monday through Friday between 9:00 AM and 10:00 PM Eastern Time and Saturday between 10:00 AM and 6:00 PM Eastern Time. May I please have your e-mail address?
(Pause & record e-mail, read e-mail back to shareholder to confirm)

Please allow 24 hours to receive the materials. The e-mail will come from D.F. King and Co. Please check your spam folder if you don't see our e-mail in your inbox. Once you receive your proxy statement, if you have any questions, or would like us to take your vote by phone, feel free to contact us at 1-877-478-5047 Monday through Friday between 9:00 AM and 10:00 PM Eastern Time and Saturday between 10:00 AM and 6:00 PM Eastern Time. Thank you for your time and have a good ***(morning, afternoon, evening)***.

Mail: We will send the materials to you by mail.
Please allow 5 to 7 business days for delivery. Once you receive your proxy statement, if you have any questions, or would like us to take your vote by phone, feel free to contact us at 1-877-478-5047 Monday through Friday between 9:00 AM and 10:00 PM Eastern Time and Saturday between 10:00 AM and 6:00 PM Eastern Time. Thank you for your time and have a good ***(morning, afternoon, evening)***.

2. Would you like to vote along with the Board's Recommendation? ***(Pause For Response)***

Voting with Board's Recommendation:
(Proceed to Confirmation)

If not voting with Board's recommendation or unsure how to vote:
Use appropriate Rebuttal and/or explanation from Fact Sheet and follow up with:
Based on this information, would you like to vote "In Favor" along with the Board's recommendation?
(Pause For Response)

CONFIRMATION: If we identify any additional accounts you hold in the Dreyfus 100% U.S. Treasury Money Market Fund before the meeting takes place, would you like us to vote those accounts in the same manner as well? ***(Pause For Response)***
I am recording your ***(Recap Voting Instructions)***. For confirmation purposes:

- Please state your full name. ***(Pause)***
- To ensure that we have the correct address for the written confirmation, please state your full street address. ***(Pause)***
  (If Wrong address is stated, go to Shareholder states a different address during confirmation. If still incorrect, go to Wrong address given by investor)

Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll free number listed on this confirmation. Mr. /Ms. **(SHAREHOLDER'S LAST NAME)**, your vote is important and your time is greatly appreciated. Thank you and have a good ***(morning, afternoon, evening.)***

REBUTTALS

Shareholder states a different address during confirmation:
Our records indicate a different address. Is it possible the account has been registered at a different address?

Wrong address given by investor:
Mr./Mrs./Ms. ***(SHAREHOLDER'S LAST NAME)*** I apologize but the address that you just recited for me doesn't match our records and, therefore, I can't take your vote by telephone. Instead, I urge you to complete, sign, date and return your proxy card or voting instruction form at your earliest convenience, or vote your shares by touch-tone telephone or on the Internet by following the instructions provided on your proxy card or voting instruction form. Thank you for your time and have a good ***(morning, afternoon, evening)***.

S/h neglects to state middle initial/name suffix/street direction/apartment during confirmation.
Our records also show a ***(middle initial/name suffix/street direction/apartment)***. Can you please confirm that as well?

"Why do I need to vote?" or "Why is it so important that I vote?"
We want to ensure that your shares are represented at the upcoming special meeting of shareholders. If there is a lack of shareholder participation, the meeting might be delayed or adjourned, which may create additional solicitation costs. The Board has approved and is recommending a vote "In Favor". May I record your vote at this time?

Shareholder refuses to vote or give address:
I understand you don't wish to vote at this time, please remember your vote is very important and your time is appreciated. If you change your mind and would like us to assist you in voting by telephone, please call us back toll-free at 1-877-478-5047 Monday through Friday between 9:00 AM and 10:00 PM Eastern Time and Saturday between 10:00 AM and 6:00 PM Eastern Time. You can vote at any time by completing, signing, dating and returning your proxy card or voting instruction form using the postage-paid envelope provided, or by touch-tone telephone or on the Internet by following the instructions provided on your proxy card or voting instruction form. Thank you for your time and have a good ***(morning, afternoon, evening)***.

ANSWERING MACHINE SCRIPT:

Hello. My name is [**AGENT'S FULL NAME**] and I am calling from D.F. King & Co. regarding your investment in the Dreyfus 100% U.S. Treasury Money Market Fund. You should have recently received proxy materials in the mail concerning the Fund's Special Meeting of Shareholders to be held on October 1, 2015. Your vote is important. Please sign, date and promptly mail your proxy card or voting instruction form in the postage-paid envelope provided. Internet or touch-tone telephone voting also is available. Please follow the instructions provided on your proxy card or voting instruction form. If you have any questions, would like to vote or need new proxy materials, please call D.F. King, which is your Fund's proxy solicitor, at 1-877-478-5047. Thank you.

MONEY MARKET FUND

PROXY FACT SHEET FOR:

DREYFUS 100% U.S. TREASURY MONEY MARKET FUND

SPECIAL MEETING IMPORTANT DATES	
Record Date	JULY 17, 2015
Mail Date	JULY 30, 2015
Meeting Date	OCTOBER 1, 2015 @ 9:30AM EDT
ADDITIONAL INFORMATION	
Ticker Symbol	DUSXX
Cusip Number	261921100

SPECIAL MEETING LOCATION	
THE DREYFUS CORPORATION	
200 PARK AVENUE, 7TH FLOOR	
NEW YORK, NEW YORK 10166	
CONTACT INFORMATION	
Inbound Line	1-877-478-5047
Website	www.dreyfus.com

What are shareholders being asked to vote on?

The Proposal

1. To approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Fund to General Treasury Prime Money Market Fund (the "Acquiring Fund"), in exchange solely for Dreyfus Class shares of the Acquiring Fund having an aggregate net asset value equal to the value of the Fund's net assets and the assumption by the Acquiring Fund of the Fund's stated liabilities (the "Reorganization"). Dreyfus Class shares of the Acquiring Fund received by the Fund in the Reorganization will be distributed by the Fund to its shareholders in liquidation of the Fund, after which the Fund will cease operations and will be dissolved under Massachusetts law.

BOARD OF TRUSTEES UNANIMOUS RECOMMENDATION – FOR

How does the Fund's Board recommend I vote?

As part of the broader set of changes being proposed by Dreyfus for its current money market fund offerings, management of Dreyfus recommended to the Fund's Board that the Fund be consolidated with the Acquiring Fund. After considering the terms and conditions of the reorganization, the investment objectives and investment management policies of, as well as shareholder services offered by, the Fund and the Acquiring Fund, fees and expenses, including the total annual expense ratios, of the Fund and the Acquiring Fund, and the relative performance of the Fund and the Acquiring Fund, the Fund's Board believes that reorganizing the Fund into the Acquiring Fund is in the best interests of the Fund and that the interests of the Fund's shareholders will not be diluted as a result of the reorganization.

How will shareholders benefit from the proposed Reorganization?

The Fund's Board of Trustees believes that the reorganization will permit Fund shareholders to pursue the same investment goals in a substantially larger combined fund that also is managed by Dreyfus. By combining the Fund with the Acquiring Fund, which has substantially more assets than the Fund, Fund shareholders should benefit from more efficient portfolio management. As of February 28, 2015, the Acquiring Fund had approximately $2.5 billion in net assets and the Fund had approximately $508 million in net assets. In addition, the Acquiring Fund has a comparable performance record to that of the Fund and, with respect to the Acquiring Fund's Dreyfus Class shares, is expected to have a slightly

lower total annual expense ratio than the Fund. Past performance information is not available for Dreyfus Class shares of the Acquiring Fund, which are new. By combining the Fund with the Acquiring Fund, which has more assets than the Fund, Fund shareholders should benefit from the spreading of fixed costs across a larger asset base, which may result in a reduction of shareholder expenses. Dreyfus also should be able to more efficiently manage the larger combined fund's portfolio through various measures, including trade orders and executions.

If approved, what will happen to my shares as a result of the Reorganization?

You will become a shareholder of the Acquiring Fund, a series of General Government Securities Money Market Funds, Inc., an open-end investment company managed by Dreyfus, on or about December 4, 2015 (the "Closing Date"), and will no longer be a shareholder of the Fund. You will receive Dreyfus Class shares of the Acquiring Fund with a value equal to the value of your investment in the Fund as of the Closing Date. The Fund will then cease operations and dissolve under Massachusetts law. Dreyfus Class shares of the Acquiring Fund are new.

Are the investment goals and strategies of each fund similar?

The Acquiring Fund and the Fund have the same investment objective and substantially similar investment management policies. The Acquiring Fund and the Fund each seek as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity. As money market funds, the Acquiring Fund and the Fund are each subject to the maturity, quality, liquidity and diversification requirements of Rule 2a-7 under the Investment Company Act of 1940, as amended, to help them maintain a $1.00 share price. The investment policies, practices and limitations (and the related risks) of the Acquiring Fund and the Fund are substantially similar. To pursue its goal, the Fund invests only in U.S. Treasury securities. To pursue its goal, currently the Acquiring Fund normally invests substantially all of its net assets in U.S. Treasury securities, but as of September 1, 2015, the Acquiring Fund also will normally invest only in U.S. Treasury securities.

If approved, how will this affect the day to day management of the fund?

Dreyfus is the investment adviser to the Acquiring Fund and the Fund and provides day-to-day management of the Acquiring Fund's and the Fund's investments.

Can you summarize the regulatory changes affecting the funds and what Dreyfus is proposing to do with its money market fund line-up?

In light of the changing regulatory landscape, Dreyfus is seeking to align its fund offerings with shareholders' needs and preferences through a broad series of changes, including plans to amend the investment management policies of certain Dreyfus-managed money market funds and proposals to convert several Dreyfus-managed prime money market funds to government money market funds. Additionally, Dreyfus is proposing to consolidate several funds, including the Fund and the Acquiring Fund, that have similar investment strategies. Dreyfus believes that the proposed reorganization of the Fund, along with the other changes summarized above, will simplify and streamline its money market fund offerings and make it easier for shareholders to select a fund or class that meets their needs.

If the Reorganization is approved, will I continue to have the same shareholder privileges?

The Acquiring Fund will offer you the same shareholder privileges that you currently have as a shareholder of the Fund. In addition, you also will have the ability to write redemption checks against your Acquiring Fund account through the Checkwriting Privilege.

If approved, how will the Reorganization affect fund fees and expenses?

Under its respective agreement with Dreyfus, each fund has agreed to pay Dreyfus a management fee at the annual rate of 0.50% of the value of its average daily net assets. In addition, it currently is anticipated that Dreyfus Class shares of the Acquiring Fund will have a slightly lower total annual expense ratio than the Fund (without reflecting the fees waived and/or expenses reimbursed by Dreyfus pursuant to a voluntary undertaking to maintain a yield floor for the Acquiring Fund and the Fund), based on expenses of the funds as of each fund's most recent fiscal year end, and the estimated expenses for the Acquiring Fund's Dreyfus Class shares if the reorganization is consummated.

What are the expected U.S. tax consequences of the Reorganization?

The reorganization will not be a taxable event for federal income tax purposes. Shareholders will not recognize any capital gain or loss as a direct result of the reorganization. A shareholder's tax basis in Fund shares will carry over to the shareholder's Acquiring Fund shares, and the holding period for such Acquiring Fund shares will include the holding period for the shareholder's Fund shares. The Fund will distribute any undistributed net investment income and net realized capital gains (after reduction for any capital loss carryforwards) prior to the reorganization, which distribution will be taxable to shareholders.

Who will pay the costs of the proposed Reorganization?

Dreyfus, and not the Fund or the Acquiring Fund, will pay the expenses directly related to the reorganization whether or not the reorganization is consummated.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1

VOTING METHODS

PHONE: To cast your vote by telephone with a proxy specialist, call 1-877-478-5047. Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. and Saturday 10:00 a.m. to 6:00 pm Eastern Time.

MAIL: To vote your proxy by mail, check the appropriate voting box on the proxy card, sign and date the card and return it in the enclosed postage-paid envelope.

TOUCH-TONE: To cast your vote via a touch-tone voting line, call the toll-free number and enter the *control number* found on your proxy card.

INTERNET: To vote via the Internet, go to the website on your proxy card and enter the *control number* found on the proxy card.

Proxy Materials Are Available Online At: www.dreyfus.com